Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2019 RESULTS
ESTERHAZY K3 POTASH MINE ACCELERATED ANOTHER FULL YEAR
MOSAIC FERTILIZANTES 2019 EXPECTED SYNERGIES RAISED
COMPLETED $150 MILLION IN SHARE REPURCHASES YEAR TO DATE
TAMPA, FL, November 4, 2019 - The Mosaic Company (NYSE: MOS) today announced that its third quarter financial results reflect the expected strong performance of Potash and Mosaic Fertilizantes, but were negatively impacted by lower than expected Phosphates segment gross margins. The company has announced a series of actions to temporarily lower production in both phosphates and potash to match demand in 2019 and expects those efforts will position the company to capitalize on opportunities in 2020.
Mosaic reported a net loss of $44 million for the third quarter of 2019, and adjusted net earnings(1), after notable items, of $29 million. The company reported diluted earnings per share (EPS) of negative $0.11, and adjusted EPS(1) of $0.08. Adjusted EPS(1) was negatively impacted by certain tax accruals and other operating expenses totaling $0.12 per share, indicating run-rate earnings of $0.20 per share. The current period net loss includes a negative $81 million, $0.19 per share, impact from notable items, primarily from a loss on foreign currency. For the period, adjusted EBITDA(1) was $366 million.
Highlights:

•
The company accelerated development of the Esterhazy K3 potash mine by an additional year, allowing the closure of the K1 and K2 shafts and elimination of brine management costs by mid-2022, as well as lower cost of production.

•
The company expects to exceed its previously announced synergy target for Mosaic Fertilizantes of $275 million in 2019, by up to $50 million. In addition, the company announced a new target of $200 million in incremental annual EBITDA growth through ongoing business transformation efforts beginning in 2020 and ending by 2022.

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

•
Year-to-date, Mosaic has repurchased 7.1 million shares of its common stock for $150 million. During the third quarter, the company repurchased 5.8 million shares for $125 million. The company previously announced plans to repurchase up to $250 million of its common stock under an existing share repurchase authorization.

•
Mosaic Fertilizantes completed tailings dam remediation activities and returned the Tapira and Araxá phosphate mines in Brazil to full production in September, a month ahead of the original schedule announced in March. All necessary activities to comply with the new tailings dam requirements in Brazil are now complete and the company received new required safety certifications as of September 2019 to continue full operations.

•
The company revised its full-year adjusted EBITDA(1) guidance to $1.4 to $1.5 billion and adjusted EPS(1) guidance to $0.50 to $0.60, primarily reflecting the impact of historically low potash sales volumes due to delays in Canpotex shipments to India and China, and expectations that phosphates margins and pricing remain consistent with September 2019 levels, $10 to $15 per tonne lower than the third quarter 2019 average.

Temporarily idled capacity:

•
The Colonsay, Saskatchewan potash mine was temporarily idled in August. In the fourth quarter of 2019, the Esterhazy, Saskatchewan potash mine will be temporarily idled, bringing the company’s total 2019 potash curtailment to 600,000 tonnes. The curtailment is not expected to impact the pace of development at the Esterhazy K3 mine project.

•	On October 1, the company announced that it would reduce phosphates production by approximately 500,000 tonnes in 2019 by temporarily idling its operations in Louisiana.

•
These actions are expected to accelerate the reduction of fertilizer inventories remaining after a weak spring application season in the U.S. All three facilities are available to resume production when demand improves.

“While the challenging market environment has persisted longer than we had anticipated, the actions we are taking give us an improved platform to deliver value and shareholder returns,” said Mosaic President and CEO Joc O’Rourke. “We are seeing volumes move in North America and believe that strong volumes will lead to improved pricing. We believe that the bottom of the market is in and that 2020 will be a much stronger year for Mosaic and the customers we serve.”
Cash flow from operating activities in the third quarter of 2019 was $486 million. Capital expenditures totaled $322 million in the quarter. The company generated over $160 million in allocable cash, after capital

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

expenditures, which was used to fund shareholder returns. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $641 million and long-term debt was $4.6 billion as of September 30, 2019.

Potash Results	3Q 2019	2Q 2019	3Q 2018
Sales Volumes million tonnes	2.3	2.2	2.4
Gross Margin (GAAP) per tonne	$68	$84	$66
Adjusted Gross Margin (non-GAAP) per tonne(1)	$73	$84	$66
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Potash segment totaled $616 million for the third quarter, up from $609 million last year, driven by higher average sales prices partially offset by lower volumes. Gross margin was $158 million for the third quarter and includes the negative impact of a notable item of $12 million for accelerated depreciation related to the planned idling of Esterhazy K1 and K2. Gross margin per tonne was $68 for the period compared with $66 for the same period a year ago, and adjusted gross margin per tonne was $73 in the period. Strong execution, including the announced production curtailment, and higher prices are driving the year over year improvement.

Mosaic Fertilizantes Results*	3Q 2019	2Q 2019	3Q 2018
Sales Volumes million tonnes	3.4	2.1	3.6
Gross Margin (GAAP) per tonne	$39	$17	$42
*Tonnes = finished product tonnes
Net sales in the Mosaic Fertilizantes segment were $1.4 billion, which is nearly flat with the same period a year ago. Gross margin was $132 million, compared to $152 million for the same period a year ago. The year-over-year decrease in gross margin was primarily due to higher costs of purchased rock associated with idling of the Araxá, Catalão, and Tapira mining complexes as the company took actions to comply with the new tailings dam regulations in Brazil. These actions negatively impacted the quarter’s results by $29 million, bringing the total year-to-date cost of complying with the new regulations to $65 million. Mosaic continues to expect the full year 2019 costs to be approximately $80 million.
Despite the tailings dam related challenges, Mosaic Fertilizantes delivered $230 million in net realized synergies year to date. This represents a run rate in excess of previously stated targets. For the full year 2019, Mosaic believes it could exceed its $275 million target by up to $50 million.

Phosphates Results*	3Q 2019	2Q 2019	3Q 2018
Sales Volumes million tonnes	2.2	2.2	2.2
Gross Margin (GAAP) per tonne	$(10)	$(7)	$80
Adjusted Gross Margin (non-GAAP) per tonne(1)	$(6)	$(5)	$80
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphates segment were $820 million for the third quarter, down from $1.0 billion last year, primarily driven by lower sales prices. Sales prices and margins have declined throughout 2019, primarily attributable to a weather-related demand decline in North America. Gross margin per tonne was negative $10 in the third quarter, and adjusted gross margin per tonne was negative $6, as lower selling prices more than offset the realized decline in raw material costs.
Other
The Corporate and Other segment gross margin for the third quarter was $9 million and adjusted gross margin was $16 million, primarily driven by realizing profit in inventory.
Selling, General and Administrative (SG&A) expenses were $78 million for the third quarter, essentially flat with the third quarter of 2018.
During the third quarter of 2019, we recorded tax expense of $69 million on pretax earnings of $52 million for a tax rate of 133 percent. Included in tax expense were discrete items that, if excluded, would result in a 38 percent tax rate year to date. The quarters tax expenses included a $39 million tax expense catch-up accrual. This accrual negatively impacted adjusted EPS by $0.10. The full year 2019 effective tax rate is now expected to be in the mid 30 percent range, as our mix of earnings shifts to higher marginal tax districts.  Net cash income tax payments in 2019 are expected to be approximately $50 million.
The equity earnings loss of $23 million primarily reflects Mosaic’s interest in the Ma’aden Wa’ad Al Shamal Phosphate Company (MWSPC) phosphate project in Saudi Arabia.

Financial Guidance
Mosaic expects that the North American 2019 fall application season will be strong, but given distributors’ high inventories, strong applications may not result in strong near-term revenue recognition. Both Phosphates and Mosaic Fertilizantes are expected to see full year volumes at the low end of the original guidance ranges. Potash sales volumes are expected to reflect the full 600,000 tonne curtailment announced in the quarter, primarily reflecting the delayed China contract, but including a modest, negative impact of fall weather on North American sales.
Prices assumed for the midpoint of fourth quarter gross margin guidance reflect October 24, 2019 pricing. Mosaic Fertilizantes gross margins also include costs related to the Brazilian dam regulatory change. Risks and factors that could impact fourth quarter expectations are primarily related to weather and the potential for a shortened North American fall application window.
Mosaic has updated earnings guidance ranges:

$ in billions except per share	2019 Guidance	Reported YTD 9/30/2019
Adjusted EBITDA(1)	$1.4 - $1.5	$1.145
Adjusted earnings per share(1)	$0.50 - $0.60	$0.45
Capital Expenditures	~$1.1	$0.931
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
The following assumptions are embedded in the full-year guidance:

In Millions*	Full-Year 2019 Assumptions	Reported YTD 9/30/2019
Potash tonnes sold	8.0 - 8.2	6.3
Phosphates tonnes sold	8.3 - 8.5	6.2
Mosaic Fertilizantes tonnes sold	9.3 - 9.5	7.1
SG&A Expenses	~ $340	$250
*Tonnes = finished product tonnes
For the fourth quarter of 2019, Mosaic expects:

	Sales Volumes millions of tonnes*	Adjusted Gross Margin(1)
Potash	2.2 - 2.4	$60 - $70 per tonne
Phosphates	2.2 - 2.4	$5 - $15 per tonne
Mosaic Fertilizantes	3.6 - 3.8	$30 - $40 per tonne
Corporate and Other		$10 - $20 million
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
The company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share of non-GAAP adjusted EBITDA and adjusted gross margin. Please see "Non-GAAP Financial Measures" for additional information.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, November 5, 2019, at 9:00 a.m. Eastern Time to discuss third quarter 2019 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K Ltda) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results, fall fertilizer estimates and the benefits of the curtailment of potash and phosphates production. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules and remediation efforts, or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Ma’aden Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
###

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended June 30, 2017 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2019, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.19:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per basic share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(54)	$16	$(0.10)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(7)	2	(0.01)
Louisiana gypstack costs	Phosphates	Cost of goods sold	(7)	2	(0.01)
Integration costs	Corporate and Other	Other operating income (expense)	(2)	1	—
Plant City closure costs	Phosphates	Other operating income (expense)	15	(4)	0.03
ARO adjustment	Phosphates	Other operating income (expense)	(31)	9	(0.06)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(16)	(0.05)
ARO adjustment	Mosaic Fertilizantes	Other operating income (expense)	4	(1)	0.01
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	13	(4)	0.02
Accelerated depreciation	Potash	Cost of goods sold	(12)	4	(0.02)
Total Notable Items			$(81)	$9	$(0.19)
Note: The tax effect of Plant City closure costs includes an income tax component of 22.9%, which is calculated at the rate specific to those earnings.
For the three months ended September 30, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.11:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per diluted share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(2)	$—	$—
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	11	(2)	0.02
Integration costs	Corporate and Other	Other operating income (expense)	(3)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(4)	1	(0.01)
Realized loss on RCRA Trust securities	Phosphates	Other non-operating income (expense)	(7)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(29)	(0.08)
Earn-out obligation	Corporate and Other	Other operating income (expense)	(8)	—	(0.02)
Total Notable Items			$(13)	$(28)	$(0.11)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net sales	$2,753.4	$2,928.1	$6,830.0	$7,066.8
Cost of goods sold	2,473.5	2,432.6	6,013.4	6,034.6
Gross margin	279.9	495.5	816.6	1,032.2
Selling, general and administrative expenses	78.2	78.5	249.8	251.4
Plant City closure (benefit) costs	(15.6)	—	353.8	—
Other operating expense	77.8	23.7	113.3	110.5
Operating earnings	139.5	393.3	99.7	670.3
Interest expense, net	(43.2)	(40.9)	(136.2)	(135.4)
Foreign currency transaction (loss)	(53.8)	(2.2)	(10.4)	(113.1)
Other income (expense)	9.7	(7.6)	4.9	(15.6)
Earnings (loss) from consolidated companies before income taxes	52.2	342.6	(42.0)	406.2
Provision for income taxes	69.2	90.6	64.1	44.4
(Loss) earnings from consolidated companies	(17.0)	252.0	(106.1)	361.8
Equity in net (loss) of nonconsolidated companies	(23.0)	(2.3)	(34.3)	(3.9)
Net (loss) earnings including noncontrolling interests	(40.0)	249.7	(140.4)	357.9
Less: Net gain attributable to noncontrolling interests	4.1	2.2	6.0	0.2
Net (loss) earnings attributable to Mosaic	$(44.1)	$247.5	$(146.4)	$357.7
Diluted net (loss) earnings per share attributable to Mosaic	$(0.11)	$0.64	$(0.38)	$0.93
Diluted weighted average number of shares outstanding	385.0	387.5	385.5	386.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$641.1	$847.7
Receivables, net	801.4	838.5
Inventories	2,294.3	2,270.2
Other current assets	388.5	280.6
Total current assets	4,125.3	4,237.0
Property, plant and equipment, net	11,943.4	11,746.5
Investments in nonconsolidated companies	787.5	826.6
Goodwill	1,731.8	1,707.5
Deferred income taxes	371.4	343.8
Other assets	1,480.7	1,257.8
Total assets	$20,440.1	$20,119.2
Liabilities and Equity
Current liabilities:
Short-term debt	$88.0	$11.5
Current maturities of long-term debt	42.9	26.0
Structured accounts payable arrangements	692.0	572.8
Accounts payable	766.1	780.9
Accrued liabilities	1,135.5	1,092.5
Total current liabilities	2,724.5	2,483.7
Long-term debt, less current maturities	4,533.2	4,491.5
Deferred income taxes	1,150.8	1,080.6
Other noncurrent liabilities	1,720.4	1,458.7
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,643,771 shares issued and 380,045,964 shares outstanding as of September 30, 2019, 389,242,360 shares issued and 385,470,085 shares outstanding as of December 31, 2018	3.8	3.8
Capital in excess of par value	881.3	985.9
Retained earnings	10,880.7	11,064.7
Accumulated other comprehensive loss	(1,665.4)	(1,657.1)
Total Mosaic stockholders' equity	10,100.4	10,397.3
Noncontrolling interests	210.8	207.4
Total equity	10,311.2	10,604.7
Total liabilities and equity	$20,440.1	$20,119.2

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net cash provided by operating activities	$486.0	$523.8	$817.8	$1,259.8
Cash Flows from Investing Activities:
Capital expenditures	(322.3)	(241.0)	(931.1)	(665.4)
Purchases of available-for-sale securities - restricted	(250.1)	(228.5)	(484.3)	(486.1)
Proceeds from sale of available-for-sale securities - restricted	246.4	221.1	468.2	470.5
Investments in consolidated affiliate	—	—	—	(3.6)
Proceeds from sale of fixed assets	—	9.3	—	9.3
Acquisition, net of cash acquired	—	—	—	(985.3)
Purchase of assets	—	—	(55.1)	—
Purchases of held-to-maturity securities	(1.5)	—	(14.5)	—
Proceeds from sale of held-to-maturity securities	—	—	2.3	—
Other	1.0	(4.7)	0.4	(0.3)
Net cash used in investing activities	(326.5)	(243.8)	(1,014.1)	(1,660.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(119.0)	(31.2)	(441.7)	(120.1)
Proceeds from issuance of short-term debt	116.8	38.0	521.3	145.2
Payments of structured accounts payable arrangements	(164.4)	(144.2)	(762.5)	(582.4)
Proceeds from structured accounts payable arrangements	419.8	259.2	865.2	590.2
Payments of long-term debt	(11.5)	(408.5)	(32.9)	(722.4)
Proceeds from issuance of long-term debt	—	0.1	—	39.3
Repurchases of stock	(117.1)	—	(117.1)	—
Cash dividends paid	(19.3)	(9.7)	(48.2)	(28.9)
Other	(0.1)	(0.1)	(0.4)	(0.5)
Net cash provided by (used in) financing activities	105.2	(296.4)	(16.3)	(679.6)
Effect of exchange rate changes on cash	(24.2)	(11.2)	0.1	(62.8)
Net change in cash, cash equivalents and restricted cash	240.5	(27.6)	(212.5)	(1,143.5)
Cash, cash equivalents and restricted cash - beginning of period	418.0	1,078.5	871.0	2,194.4
Cash, cash equivalents and restricted cash - end of period	$658.5	$1,050.9	$658.5	$1,050.9

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited condensed consolidated statements of cash flows:
Cash and cash equivalents	$641.1	$1,029.9
Restricted cash in other current assets	8.6	8.2
Restricted cash in other assets	8.8	12.8
Total cash, cash equivalents and restricted cash shown in the unaudited condensed consolidated statement of cash flows	$658.5	$1,050.9

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net (loss) earnings attributable to Mosaic	$(44.1)	$247.5	$(146.4)	$357.7
Basic weighted average number of shares outstanding	385.0	385.5	385.5	384.5
Dilutive impact of share-based awards	—	2.0	—	1.6
Diluted weighted average number of shares outstanding	385.0	387.5	385.5	386.1
Basic net (loss) earnings per share attributable to Mosaic	$(0.11)	$0.64	$(0.38)	$0.93
Diluted net (loss) earnings per share attributable to Mosaic	$(0.11)	$0.64	$(0.38)	$0.93

Notable items impact on earnings per share	$0.19	$0.11	$0.82	$0.42
Adjusted earnings per share	$0.08	$0.75	$0.45	$1.35

Certain tax accruals	$0.10	$—	$0.10	$—
Increase in Brazil legal accruals	$0.02	$—	$0.02	$—
Run rate earnings per share	$0.20	$—	$0.57	$—